Exhibit 10.05

408.577.4841 Desk

916.575.8292 Fax

www.flextronics.com

December 8, 2010

Jonathan S. Hoak
Palo Alto, California

Dear Jonathan,

On behalf of Flextronics, I am delighted to offer you the position of General Counsel & Corporate Secretary, working at our Milpitas, California facility, reporting to me. The specific details of the offer are as follows:

Cash Compensation:

The starting annual salary for this position is $425,000.00, which is equivalent to $17,708.33 semi-monthly. Paydays are on the 15th and last day of each month. You are also eligible to participate in the Flextronics Quarterly Bonus Program. Your target bonus is 70% of your base quarterly salary, with an opportunity for a 2X multiplier for a total bonus opportunity of 140% of salary, or $595,000.00. Actual payout level is dependent upon company performance and in accordance with the bonus plan for your organization. Assuming you join Flextronics on or before February 1, 2011, you will be eligible for full FY2011 Q4 bonus which will be payable approximately 45 days after the close of the quarter. The amount will be determined based on the performance of your particular bonus program for that quarter.

Additionally, on your first regularly scheduled payroll date, you shall be advanced a $212,500.00 contingent sign-on bonus, less withholding and customary payroll deductions. You agree to reimburse the Company for the contingent sign-on bonus should you voluntarily terminate your employment with the Company within one year of your hire date. Reimbursement to the Company will be made within ten days of termination. Should you remain or be terminated involuntarily before completing one year, the sign-on bonus will then be considered earned and not reimbursed to the Company.

Equity Compensation:

Pending approval of the Compensation Committee of the Board of Directors, you will also receive an option to purchase 150,000 shares of Flextronics stock, priced at fair market value of Flextronics stock on the date of grant. The option will vest as follows: 25% of the total option shares will vest and become exercisable on the first anniversary of the date of grant and 75% of the total shares will vest and become exercisable in equal increments over thirty-six (36) months beginning the first month after the first anniversary of grant date. The vesting schedule and all terms, conditions, and limitation of the stock options are set forth in the applicable stock grant notice, the Company’s standard stock option agreement and the stock option plan.

Additionally, also pending approval of the Compensation Committee of the Board of Directors, you will be granted a Share Bonus Award for 50,000 shares of Flextronics stock. The shares constituting the award shall be issued as a four-year pro-rata vesting, beginning on the date of the initial approval. The Share Bonus Award shall be subject to the terms and conditions of the applicable plans and policies.

You will also be eligible to participate in our annual stock focal review. Annual stock awards are determined on a case-by-case basis in accordance with your individual performance and market benchmarks for your position.

The Compensation Committee reviews and approves all equity grant requests during the next scheduled quarterly meeting following the quarter in which the recommendation was made.

Long Term Cash Incentive Plan:

Subject to Compensation Committee of the Board of Directors approval, you will be eligible to participate in the Flextronics Long Term Cash Incentive Plan, which will entitle you to annual company contributions of 30% of your base salary (or $127,500.00). The Long Term Cash Incentive Plan annual contribution is subject to company performance. Also, beginning in 2011 you will have the opportunity to make additional elective contributions to the plan on a tax-deferred basis.

Other Benefits:

As a Flextronics Executive team member, you will be eligible to participate in our Tracking Free Attendance Program, and will be eligible for a suite of insurance coverage (see plan booklet) and 401k participation including elective deferrals and company matching effective the first of the month following your date of hire. Timely enrollment of specific benefit plans is critical. You must enroll by the first of the month following your date of hire; or you will default to no coverage and will not be able to make an election until the next annual “Open Enrollment.” Consult the plan booklet for more information. Also note that the Company reserves the right to modify wages and benefits from time to time at its discretion.

For questions related to US Compensation and Benefits, please contact:

Kim Ogles

USA & Canada Staffing Manager

Kim.Ogles@Flextronics.com

408.577.4841 desk

503.473.1926 cell

916.575.8292

Confidentiality and At-Will Employment:

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting this offer of employment you are assuring us that you will be able to work for Flextronics within the guidelines just described. Moreover, you realize as an employee of the Company you may create or have access to confidential information, trade secrets, processes, inventions, etc. belonging to the Company or third-parties doing business with the Company. As such, you will be required to sign, as a condition of employment, an Employee Proprietary Information and Inventions and Non-Solicitation of Employees and Customers Agreement.

You will be expected to abide by Company rules and regulations, contained in the Company’s Employee Handbook, which the Company will distribute to you and update from time-to-time, and online on Flextronics’s Intranet.

Your employment with the Company is “at-will”. This means that either you or the Company has the right to terminate the employment relationship at any time for any lawful reason, with or without advance notice, with or without cause. The “at-will” nature of employment with Flextronics is an aspect of your employment that cannot be changed, except in writing signed by you and an officer of Flextronics. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. In addition, the Company has the right to take any personnel action (e.g., change of status, relocation, change of salary and benefits, etc.) at any time, for any lawful reason, with or without advance notice, with or without cause.

Your employment pursuant to this offer is contingent upon:

1.              You completing Section 1 of the Federal Form 1-9 and providing, within 3 business days of your start date, the legally required proof of your identity and authorization to work in the United States;

2.              Your execution of the company’s Confidential Information and Inventions Agreement;

3.              The satisfactory completion of your background investigation by the Company;

If you accept this offer, the terms described in this letter and the Confidential Information and Inventions Agreement shall be terms for your employment. This offer letter supersedes any other statements or promises made by any company representative. It contains the entire offer the Company is making to you. This agreement can only be modified by written agreement signed by you and an officer of the Company. This offer expires on December 31, 2010. If accepted, your first day of employment is anticipated to be February 1, 2011.

If you agree with all the terms and conditions set forth in this letter, please sign the attached offer acceptance and relocation repayment agreement and return it to Kim Ogles. We look forward to your positive response and are very excited about your joining our Flextronics Team!

Regards,

/s/ Mike McNamara
Mike McNamara
CEO, Flextronics

EMPLOYMENT ACCEPTANCE

I understand all the terms and conditions in this offer letter, including those regarding the “at will” relationship and I accept this offer. I agree by signing below that the Company has made no other promises other than what is outlined in this letter and that it contains the entire offer the Company is making to me and I accept this offer.

/s/ Jon S. Hoak	12-15-10	1/31/11
Signature	Today’s Date	Start Date

SIGN-ON BONUS REPAYMENT AGREEMENT

I agree to reimburse the Company for the contingent sign-on bonus should I voluntarily terminate my employment with the Company within one year of the hire date. Reimbursement to the Company will be made within ten days of termination. Should I remain employed for one year or be terminated involuntarily before completing one year, the sign-on bonus will then be considered earned, and not reimbursed to the Company.

/s/ Jon S. Hoak	Jon S. Hoak	12-15-10
Signature	Print Name	Today’s Date